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                                                                  EXHIBIT 4.08



                      FOURTH AMENDMENT TO CREDIT AGREEMENT


     THIS FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 31, 1997 (this "Amendment"), is among COMSHARE, INCORPORATED, a Michigan corporation (the "Company"), the Banks set forth on the signature pages hereof (collectively, the "Banks") and NBD BANK, formerly known as NBD Bank, N.A., as agent for the Banks (in such capacity, the "Agent").


                                    RECITALS

     A. The Company, the Banks and the Agent are parties to an Amended and Restated Credit Agreement, dated as of October 31, 1994, as amended by a First Amendment to Credit Agreement dated May 19, 1995, a Second Amendment to Credit Agreement dated July 31, 1995 and a Third Amendment to Credit Agreement dated as of November 19, 1995 (the "Credit Agreement").

     B. The Company has requested that the Agent and the Banks amend the Credit Agreement as set forth herein, and the Agent and the Banks have agreed to do so.


                                     TERMS

     In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:

ARTICLE I.  AMENDMENTS.  The Credit Agreement is amended as follows:

     1.1 The following definition shall be added to Section 1.1 in appropriate alphabetical order:

            "Funded Indebtedness" of any person shall mean, as of any date, the sum of all interest bearing indebtedness (including all obligations under Capital Leases) of such person.

     1.2 Clause (vi) of Section 5.2(c) is restated in its entirety to read as follows:

            (vi) As of March 31, 1997 and as of the last day of any fiscal quarter thereafter, the sum of $48,450,000 plus (x) 50% of the Consolidated Net Income of the Company and its Subsidiaries, such Consolidated Net Income to be added as of the end of each fiscal quarter commencing with the fiscal quarter ending June 30, 1997, provided that if such Consolidated Net
            Income is less than zero for any fiscal quarter, the amount added for such fiscal quarter shall be zero, and plus (y) 100% of the proceeds (net of any investment

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            banking fees, attorneys' fees, accountants' fees, underwriting discounts and commissions and other customary fees and other costs and expenses actually incurred in connection with any offering of capital stock) of any capital stock or other equity securities (including without limitation any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock, excluding, however, any of the foregoing, including any capital stock or other equity securities, which are sold to any director, officer or other employee of the Company pursuant to any stock option plan or other benefit or compensation plan for any director, officer or employee of the Company) of the Company offered or otherwise sold at any time after March 31, 1997.


     1.3 A new Section 5.2(o) shall be added at the end of Section 5.2 to read as follows:

            (o) Cash. Permit or suffer consolidated cash of the Company and its Subsidiaries minus $2,500,000 minus consolidated Funded Indebtedness of the Company and its Subsidiaries at any time to be less than $0.

ARTICLE II. REPRESENTATIONS. The Company represents and warrants to the Agent and the Banks that:

     2.1 The execution, delivery and performance of this Amendment is within its powers, has been duly authorized and is not in contravention with any law, of the terms of its Articles of Incorporation or By-laws, or any undertaking to which it is a party or by which it is bound.

     2.2 This Amendment is the legal, valid and binding obligation of the Company enforceable against it in accordance with the terms hereof.

     2.3 After giving effect to the amendments herein contained, the warranties contained in Article IV of the Credit Agreement are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof.

     2.4 After giving effect to the amendments herein contained, no Event of Default or Default exists or has occurred and is continuing on the date hereof.


ARTICLE III.  MISCELLANEOUS.


     3.1 References in the Credit Agreement or in any note, certificate, instrument or other document to the Credit Agreement shall be deemed to be references to the Credit Agreement as




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amended hereby and as further amended from time to time.

     3.2 The Company agrees to pay and to hold the Agent and the Banks harmless for the payment of all costs and expenses arising in connection with this Amendment, including the reasonable fees of counsel to the Agent in connection with preparing this Amendment.

     3.3 Except as expressly amended hereby, the Company agrees that the Credit Agreement, the Notes, the Security Documents and all other documents and agreements (which have not been previously terminated) executed by the Company in connection with the Credit Agreement in favor of the Agent or the Banks are ratified and confirmed and shall remain in full force and effect and that it has no set off, counterclaim or defense with respect to any of the foregoing. Terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

     3.4 This Amendment may be signed upon any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties signing this Amendment have caused this Amendment to be executed and delivered as May 12, 1997 to be effective as of March 31, 1997.

                                    COMSHARE, INCORPORATED


                                    By: /s/ Kathryn Jehle
                                        --------------------------------
                                     Its:    SVP & CFO
                                          ------------------------------


                                    NBD BANK, formerly known as NBD Bank, N.A.,
                                    Individually as a Bank and as Agent


                                    By: /s/  Martha Radek-Smith
                                        --------------------------------
                                     Its:   Vice President
                                          ------------------------------







FOURTH AMENDMENT TO CREDIT AGREEMENT                                     Page 3